Exhibit 10.1

JERASH GARMENTS & FASHIONS MANUFACTURING CO. LTD

EMPLOYMENT CONTRACT

This agreement (hereinafter referred as to the “agreement”) is made between JERASH GARMENTS & FASHIONS MANUFCATURING Co. LTD (hereinafter referred as to the “Company”) WEI YANG and holder of CHINESE Passport # EO6204005.... (Hereinafter referred as to the “Employee”.

TERMS OF EMPLOYMENT

A)	Subject to the conditions set forth in this agreement, the employee shall be employed in the position of DEPUTY GENERAL MANAGER.... for a 12. month period continuing from 01-MAY-2024... through 30th apr 2025

B)	The term of employment may be extended at any time prior to the expiration of this agreement by mutual consent of company and the employee. Such consent must be evidenced by a written amendment signed by the company and the employee.

REMUNERATION:

You will be paid a salary of JOD 5300 There will be the following deductions if it is applicable

1.	Social Security (As per Jordanian Labor law)

2.	Income Tax (As per Jordanian Labor Law)

OTHER BENEFITS:

●	Three-time meals (Breakfast, Lunch, Dinner) at free of cost.

●	accommodation at the company cost.

●	Free Transportation

LEAVE:

1.	You will be eligible for 14 days paid annual leave

2.	You will be eligible for 14 days paid sick leave

PASSAGE:

Once a year, you will be eligible for up & down air ticket (nearest to the home country).

OTHER CONDITIONS:

You shall not disclose any information relating to the company to any unauthorized person, firm or company whatsoever either during the currently of your employment with company or after the termination.

In witness whereof, company & the employee have executed this agreement as of the date first written above

/s/ Alaa Awaysheh	/s/ WEI YANG
Alaa Awaysheh (Date: 1ST MAY 2024)	WEI YANG
HR. Manager
JERASH GARMENTS & FASHIONS
MANUFACTURING CO. LTD
HR & COMPLIANCE